Exhibit 99.1

BIO-TECHNE RELEASES FOURTH QUARTER FISCAL 2016 RESULTS

Minneapolis/August 17, 2016/ Bio-Techne Corporation (NASDAQ:TECH) today reported its financial results for the fourth quarter and full year ended June 30, 2016.

Fourth Quarter and Full Year FY2016 Highlights

●	Fourth quarter organic revenue increased by 10% (15% reported) to $134.8 million. Fiscal year 2016 organic revenue grew 6% (10% reported) compared to prior year to $499.0 million.

●	GAAP fully diluted earnings per share (EPS) for the fourth quarter decreased 3% to $0.69. Full Year GAAP fully diluted EPS was $2.80.

●

Delivered adjusted EPS of $0.92 in the fourth quarter and $3.60 for the full year. This represents an increase of 2% and 3% respectively over the prior year, with unfavorable foreign currency exchange headwinds impacting results by ($0.06), or (7%) in Q4 and ($0.15), or (4%) over the entire year.

●	Achieved Biotechnology segment fourth quarter organic growth of 8%, representing the fifth consecutive quarter of at least mid-single digit organic growth in this segment.

●	Continued the trend of double-digit revenue growth in China, reporting mid-teens organic growth in this geography for the fourth quarter and 20% organic growth for fiscal 2016.

●

Protein Platforms segment delivered double-digit growth in Q4, with year-over-year organic revenue increasing 29%, reflecting ongoing traction from all three of its major product categories including western blot, multiplex ELISA, and Biologics (ICE).

●

Announced the acquisition of Advanced Cell Diagnostics (ACD), bolstering Bio-Techne’s Biotechnology portfolio with the addition of RNA-ISH, a proprietary and innovative technology positioned to change pathology practices. Importantly, ACD represents Bio-Techne’s initial entry into the genomics market, offering both clinical and research applications.

The company’s financial statements are prepared in accordance with accounting principles generally accepted in the United States (GAAP).  Adjusted EPS, adjusted earnings, adjusted gross margin, adjusted operating income, and adjusted operating margin are non-GAAP measures that exclude certain items detailed later in this press release under the heading “Use of Adjusted Financial Measures.”  A reconciliation of GAAP to non-GAAP financial measures is included in this press release.

“I am pleased to report our strong finish to the year.” said Chuck Kummeth, President and Chief Executive Officer of Bio-Techne. “The fourth quarter’s 10% organic growth represents the strongest organic top-line performance in the last several years. Sales were strong across all major geographies and Protein Platforms continued its trajectory back to double-digit growth with a 29% increase in revenue in Q4. On the bottom-line, our EPS continued to be hampered by a volatile foreign exchange environment. In Q4, we incurred significant transactional foreign exchange losses due to the fall of the British Pound and our European commercial operations being based in the UK.”

Kummeth added, “Our strong operational results in fiscal year 2016 are reflective of executing on our organic growth strategies. These include focusing our innovation on new products that can scale, improving our web experience so our customers can find the high-quality reagents they need, and aggressively pursuing emerging markets, especially those in China. In fiscal year 2016, we also bolstered our portfolio of solutions for our customers with a number of acquisitions. These included the addition and full integration of Cliniqa and its diagnostic reagent capabilities, the acquisition of Zephyrus and it’s single-cell western blot technology, and most recently, the announced acquisition of Advanced Cell Diagnostics which will further expand Bio-Techne’s offering into the genomics market. The momentum of our strategic execution, together with the integration of our recent acquisitions, sets us up to deliver a successful fiscal year 2017.”

Fourth Quarter Fiscal 2016
Revenue

Net sales for the fourth quarter increased 15% to $134.8 million, versus $117.7 million in the fourth quarter of fiscal 2015. Organic growth was 10% compared to the prior year, with currency translation having a negative impact of 1% and acquisitions contributing 6% to revenue growth.

GAAP Earnings Result

GAAP EPS decreased to $0.69 per diluted share, versus $0.71 in the same quarter last year. GAAP operating income for the fourth quarter of fiscal 2016 increased 6% to $40.0 million, compared with $37.8 million in the fourth quarter of fiscal 2015. GAAP operating margin was 29.7%, compared with 32.1% in the fourth quarter of fiscal 2015. GAAP operating margin compared to prior year was negatively impacted by the mix of lower-margin acquisitions made in fiscal 2016, investments made to drive long-term revenue growth, as well as higher stock based compensation. GAAP diluted EPS was lower than the prior year due to transactional foreign exchange losses recognized by our subsidiary in the U.K.

Non-GAAP Earnings Result

Adjusted EPS increased to $0.92 per diluted share, versus $0.90 in the same quarter last year. Adjusted operating income for the fourth quarter of fiscal 2016 increased 9% compared with the year-ago quarter. Adjusted operating margin was 39.1%, compared with 40.8% in the fourth quarter of fiscal 2015. Adjusted operating margin compared to prior year was negatively impacted by the mix of lower-margin acquisitions made in fiscal 2016 and investments made to drive long-term revenue growth. Adjusted EPS was negatively impacted by transactional foreign exchange losses recognized by our subsidiary in the U.K.

Full Fiscal Year 2016
Revenue

Net sales for the full year fiscal 2016 increased 10% to $499.0 million, versus $452.2 million in fiscal 2015. Organic growth was 6% compared to the prior year, with currency translation having a negative impact of 2% and acquisitions contributing 6% to revenue growth.

GAAP Earnings Result

GAAP EPS decreased to $2.80 per diluted share, versus $2.89 in fiscal 2015. GAAP operating income increased 2% to $150.6 million, compared with $147.0 million in fiscal 2015. GAAP operating margin was 30.2%, compared with 32.5% in fiscal 2015. GAAP operating margin compared to prior year was negatively impacted by the mix of lower-margin acquisitions made in fiscal years 2015 and 2016, the dilutive impact of negative foreign exchange translation, and higher stock based compensation. GAAP diluted EPS was lower than the prior year due to transactional foreign exchange losses recognized by our subsidiary in the U.K. as well as a non-recurring gain recorded in fiscal 2015 associated with the acquisition of CyVek.

Non-GAAP Earnings Result

Adjusted EPS increased to $3.60 per diluted share, versus $3.51 in fiscal 2015. Adjusted operating income for full fiscal year 2016 increased 4% compared with full year fiscal 2015. Adjusted operating margin was 39.7%, compared with 42.1% in fiscal 2015. Adjusted operating margin compared to prior year was negatively impacted by the mix of lower-margin acquisitions made in fiscal years 2015 and 2016 as well as the dilutive impact of negative foreign exchange translation. Adjusted EPS was negatively impacted by transactional foreign exchange losses recognized by our subsidiary in the U.K.

Segment Results

Management uses adjusted operating results to monitor and evaluate performance of the Company’s three business segments, as highlighted below. The Clinical Controls segment includes the financial results of the Company’s BiosPacific business. Prior to fiscal year 2016, this business unit was managed and reported as part of the Biotechnology segment. The acquisition of Cliniqa and its commonality of customer end markets with BiosPacific influenced this management and reporting change. All comparisons to prior periods reflect the new reporting structure as if it existed in those prior reporting periods.

 Biotechnology Segment

The Company’s Biotechnology segment includes proteins, antibodies, immunoassays, flow cytometry products, intracellular signaling products, and biologically active chemical compounds used in biological research. Biotechnology segment’s fourth quarter 2016 net sales were $84.4 million, an increase of 7% from $79.1 million for the fourth quarter of 2015. Organic growth for the segment was 8% in the quarter, with currency translation having an unfavorable impact of 1% on revenue growth. Biotechnology segment adjusted operating margin was 52.4% in the fourth quarter of fiscal 2016 compared to 53.4% in the fourth quarter of fiscal 2015. The lower margin is the result of business investments partially offset by volume leverage and the impact of productivity initiatives.

Biotechnology segment’s full fiscal year 2016 net sales were $317.3 million, an increase of 3% from $308.4 million for fiscal year 2015. Organic growth for the segment was 6% in for the fiscal year, with currency translation having an unfavorable impact of 3% on revenue growth. Biotechnology segment adjusted operating margin was 53.1% in full fiscal year 2016 compared to 53.6% in fiscal year 2015. The lower margin is the result of the dilutive impact of negative foreign exchange translation.

Clinical Controls Segment

The Company’s Clinical Controls segment provides a range of controls and calibrators for various blood and blood chemistry clinical instruments, as well as quality controls, diagnostic immunoassays and other bulk and custom reagents for the in vitro diagnostic market. The Clinical Controls segment’s fourth quarter fiscal 2016 net sales were $28.5 million, an increase of 33% compared to the fourth quarter of 2015. Clinical Controls organic revenue increased 3% with acquisitions adding 30% to segment growth. The Clinical Controls segment’s adjusted operating margin was 31.3% in the fourth quarter of fiscal 2016 compared to 30.6% for the same period of 2015. The increase in operating margin was driven by strong productivity gains in the segment.

The Clinical Controls segment’s full fiscal year 2016 net sales were $104.5 million, an increase of 34% compared to fiscal year of 2015. Clinical Controls organic revenue was flat with acquisitions adding 34% to segment growth. The Clinical Controls segment’s adjusted operating margin was 29.1% in the fiscal year of fiscal 2016 compared to 30.8% in the same period of fiscal 2015. The decrease in operating margin was driven by the acquisition of Cliniqa, which has a lower operating margin compared to the organic Clinical Controls segment.

Protein Platforms Segment

The Company’s Protein Platforms segment develops proprietary systems and consumables for protein analysis. In the fourth quarter of fiscal 2016, segment revenue was $22.0 million, an increase of 28% compared to the fourth quarter of fiscal 2015. Protein Platforms organic revenue increased 29%, with an unfavorable currency impact of 1%. The Protein Platforms segment’s adjusted operating margin was 7.5% in the fourth quarter of fiscal 2016 compared to 0% in the fourth quarter of fiscal 2015. The higher segment operating margin was primarily the result of volume leverage.

In the full fiscal year 2016, segment revenue was $77.3 million, an increase of 17% compared to the fourth quarter of fiscal 2015. Protein Platforms organic revenue increased 14%, with an unfavorable currency impact of 2% and acquisitions adding 5% to segment growth. The Protein Platforms segment’s adjusted operating margin was 4.6% in full fiscal year 2016 compared to 6.7% in fiscal year 2015. The lower segment operating margin was due to acquisition mix.

Conference Call

Bio-Techne will host an earnings conference call today, August 17th, 2016 at 8:00 A.M. Central time. To listen, please dial (877) 874-1568 or (719) 325-7489 for international callers. A recorded rebroadcast will be available for interested parties unable to participate in the live conference call. The replay will be available from 11:00 a.m. Central time on Wednesday, August 17th, until 11:00 a.m. Central time on Friday, September 16th, 2016. To access the replay please go to: http://audio.viavid.com/20160817-120622-bio-techne.mp3

Use of Adjusted Financial Measures:

The adjusted financial measures used in this press release quantify the impact the following events had on reported net sales, gross margin percentages, selling, general and administrative expenses, net earnings and earnings per share for the periods ended June 30, 2016 as compared to the same prior-year periods:

●	fluctuations in exchange rates used to convert transactions in foreign currencies (primarily the Euro, British pound sterling and Chinese yuan) to U.S. dollars when referencing organic revenue growth;
●

the acquisitions in fiscal 2016 and 2015 of Zephyrus on March 14, 2016, Cliniqa on July 8, 2015, CyVek on November 4, 2014, ProteinSimple on July 31, 2014, and Novus Biologicals on July 2, 2014 as well as acquisitions in prior years, and the impact of amortizing intangible assets and the recognition of costs upon the sale of inventory written up to fair value;

●	expenses related to the acquisitions noted above and other on-going acquisition activity;
●	expenses related to stock-based compensation.

These adjusted financial measures are not prepared in accordance with generally accepted accounting principles (GAAP) and may be different from adjusted financial measures used by other companies. Adjusted financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. We view these adjusted financial measures to be helpful in assessing the Company's ongoing operating results. In addition, these adjusted financial measures facilitate our internal comparisons to historical operating results and comparisons to competitors' operating results. We include these adjusted financial measures in our earnings announcement because we believe they are useful to investors in allowing for greater transparency related to supplemental information we use in our financial and operational analysis.

Investors are encouraged to review the reconciliations of adjusted financial measures used in this press release to their most directly comparable GAAP financial measures as provided with the financial statements attached to this press release.

Forward Looking Statements:

Our press releases may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Such statements involve risks and uncertainties that may affect the actual results of operations. The following important factors, among others, have affected and, in the future, could affect the Company's actual results: the effect of new branding and marketing initiatives, the integration of new leadership, the introduction and acceptance of new products, the funding and focus of the types of research by the Company's customers, the impact of the growing number of manufacturers of biotechnology research products and related price competition, general economic conditions, the impact of currency exchange rate fluctuations, and the costs and results of research and product development efforts of the Company and of companies in which the Company has invested or with which it has formed strategic relationships.

For additional information concerning such factors, see the section titled "Risk Factors" in the Company's annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements we make in our press releases due to new information or future events. Investors are cautioned not to place undue emphasis on these statements.

* * * * * * * * * * * *

Bio-Techne Corporation (NASDAQ: TECH) is a leading developer and manufacturer of high quality purified proteins––notably cytokines and growth factors, antibodies, immunoassays, as well as biologically active small molecule compounds --- which are sold to biomedical researchers and clinical research laboratories; these operations constitute the core Biotech Division, headquartered in Minneapolis, Minnesota. The Protein Platform Division manufactures innovative protein analysis tools under the ProteinSimple brand name that greatly automate western blotting and immunoassay practices. The Clinical Controls Division manufactures FDA-regulated controls, calibrators, blood gas and clinical chemistry controls for OEM customer and clinical customers. Bio-Techne products assist scientific investigations into biological processes and the nature and progress of specific diseases. They aid in drug discovery efforts and provide the means for accurate clinical tests and diagnoses. With thousands of products in its portfolio, Bio-Techne generated approximately $499 million in net sales in fiscal 2016 and has approximately 1,650 employees worldwide. For more information on Bio-Techne and its brands, please visit www.bio-techne.com.

Contact:	David Clair
Integrated Corporate Relations Inc.
646-277-1266

BIO-TECHNE CORPORATION

CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

(Unaudited)

	QUARTER ENDED		TWELVE MONTHS ENDED
	6/30/16	6/30/15	6/30/16	6/30/15
Net sales	$134,762	$117,663	$499,023	$452,246
Cost of sales	45,070	38,575	162,364	144,969
Gross margin	89,692	79,088	336,659	307,277
Operating expenses:
Selling, general and administrative	38,037	30,474	140,879	119,401
Research and development	11,643	10,813	45,187	40,853
Total operating expenses	49,680	41,287	186,066	160,254
Operating income	40,012	37,801	150,593	147,023
Other (expense) income	(2,242)	441	(3,112)	7,139
Earnings before income taxes	37,770	38,242	147,481	154,162
Income taxes	12,144	11,913	43,005	46,427
Net earnings	$25,626	$26,329	$104,476	$107,735
Earnings per share:
Basic	$0.69	$0.71	$2.81	$2.90
Diluted	$0.69	$0.71	$2.80	$2.89
Weighted average common shares outstanding:
Basic	37,224	37,153	37,194	37,096
Diluted	37,384	37,295	37,326	37,231

BIO-TECHNE CORPORATION

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands)

(Unaudited)

	6/30/16	6/30/15
ASSETS
Cash and equivalents	$64,237	$54,532
Short-term available-for-sale investments	31,598	56,389
Trade accounts receivable	93,393	70,034
Inventory	57,102	49,577
Deferred income taxes	0	11,511
Other current assets	7,561	6,240
Current assets	253,891	248,283

Property and equipment, net	132,362	129,749
Goodwill and intangible assets, net	741,332	683,477
Other non-current assets	1,923	1,851
Total assets	$1,129,507	$1,063,360

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$43,892	$30,391
Income taxes payable	1,779	1,972
Related party note payable – current	3,759	4,024
Deferred revenue – current	4,717	3,381
Current liabilities	54,147	39,768

Long-term debt obligations	130,000	112,024
Deferred taxes	62,763	61,429
Other long-term liabilities	3,317	3,204
Stockholders’ equity	879,280	846,935
Total liabilities and stockholders’ equity	$1,129,507	$1,063,360

BIO-TECHNE CORPORATION

RECONCILIATION OF GROSS MARGIN PERCENTAGE

(Unaudited)

	QUARTER ENDED		TWELVE MONTHS ENDED
	6/30/16	6/30/15	6/30/16	6/30/15
Gross margin percentage - GAAP	66.6%	67.2%	67.5%	67.9%
Identified adjustments:
Costs recognized upon sale of acquired inventory	1.5%	1.4%	1.1%	1.5%
Amortization of intangibles	2.0%	2.2%	2.2%	2.1%
Gross margin percentage - Adjusted	70.1%	70.8%	70.8%	71.5%

BIO-TECHNE CORPORATION

RECONCILIATION OF OPERATING MARGIN PERCENTAGE

(Unaudited)

	QUARTER ENDED		TWELVE MONTHS ENDED
	6/30/16	6/30/15	6/30/16	6/30/15
Operating margin percentage - GAAP	29.7%	32.1%	30.2%	32.5%
Identified adjustments:
Costs recognized upon sale of acquired inventory	1.5%	1.4%	1.1%	1.5%
Amortization of intangibles	5.5%	5.8%	5.9%	5.8%
Acquisition related expenses	0.4%	0.5%	0.6%	1.0%
Stock based compensation	2.0%	1.0%	1.9%	1.3%
Operating margin percentage - Adjusted	39.1%	40.8%	39.7%	42.1%

BIO-TECHNE CORPORATION

RECONCILIATION OF NET EARNINGS and EARNINGS per SHARE

(In thousands, except per share data)

(Unaudited)

	QUARTER ENDED		TWELVE MONTHS ENDED
	6/30/16	6/30/15	6/30/16	6/30/15
Net earnings – GAAP	$25,626	$26,329	$104,476	$107,735
Identified adjustments:
Costs recognized upon sale of acquired inventory	1,992	1,700	5,431	6,952
Amortization of intangibles	7,347	6,832	29,395	26,169
Acquisition related expenses	477	613	2,761	4,519
Stock based compensation	2,754	1,232	9,430	5,957
Gain on investment in Cyvek	-	-	-	(8,300)
Tax impact of above adjustments	(3,966)	(3,233)	(14,551)	(13,645)
Tax impact of research and development credit	-	-	(724)	(910)
Tax impact of state and foreign adjustments	225	-	(1,914)	2,321
Net earnings - Adjusted	$34,456	$33,473	$134,305	$130,798

Earnings per share - diluted – Adjusted	$0.92	$0.90	$3.60	$3.51

BIO-TECHNE CORPORATION

SEGMENT REVENUE

(In thousands)

(Unaudited)

	QUARTER ENDED		TWELVE MONTHS ENDED
	6/30/16	6/30/15	6/30/16	6/30/15
Biotechnology segment revenue	$84,357	$79,090	$317,340	$308,437
Clinical Controls segment revenue	28,470	21,449	104,484	77,866
Protein Platforms segment revenue	21,998	17,188	77,324	66,249
Intersegment revenue	(63)	(64)	(125)	(306)
Consolidated revenue	$134,762	$117,663	$499,023	$452,246

BIO-TECHNE CORPORATION

SEGMENT OPERATING INCOME

(In thousands)

(Unaudited)

	QUARTER ENDED		TWELVE MONTHS ENDED
	6/30/16	6/30/15	6/30/16	6/30/15
Biotechnology segment operating income	$44,178	$42,258	$168,613	$165,226
Clinical Controls segment operating income	8,948	6,559	30,412	23,981
Protein Platforms segment operating income	1,644	8	3,592	4,469
Segment operating income	54,770	48,825	202,617	193,676
Costs recognized upon sale of acquired inventory	(1,992)	(1,700)	(5,431)	(6,952)
Amortization of intangibles	(7,347)	(6,832)	(29,395)	(26,169)
Acquisition related expenses	(477)	(613)	(2,761)	(4,519)
Stock based compensation	(2,754)	(1,232)	(9,430)	(5,957)
Corporate general, selling, and administrative	(2,188)	(648)	(5,007)	(3,056)
Operating income	$40,012	$37,801	$150,593	$147,023